Exhibit 99.1

News Release
P.O. Box 110 Route 5 South Deerfield MA 01373-0110

FOR IMMEDIATE RELEASE

Contact: Lisa McCarthy
(413) 665-8306, Ext. 4670

Yankee Candle Company Issued a
Conditional Redemption Notice for Remaining Senior Notes due 2015

South Deerfield, MA--January 16, 2013--The Yankee Candle Company, Inc. (“Yankee Candle” or the “Company”) intends to redeem $10 million in aggregate principal amount of its 8 1/2% Senior Notes due 2015 (the “Senior Notes”), which represents all of the outstanding Senior Notes.  Yankee Candle issued a related redemption notice on January 16, 2013.  Consummation of the redemption is subject to the redemption not violating or causing a default or an event of default under Yankee Candle’s senior secured credit facilities.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry.  Yankee Candle has a 42-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts.  The Company sells its products through a North American wholesale customer network of approximately 27,800 store locations, a growing base of Company owned and operated retail stores (564 Yankee Candle Stores located in 46 states and 1 province in Canada as of September 29, 2012), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 5,900 store locations and distributors covering a combined 57 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the Company’s ability to complete the redemption.  The ability to complete the redemption is subject to various risks and uncertainties, including but not limited to those described or contained in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.